UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 20, 2014

REVOLUTION LIGHTING TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-23590	59-3046866
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

177 BROAD STREET, STAMFORD, CONNECTICUT 06901

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (203) 504-1111

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 20, 2014, Revolution Lighting Technologies, Inc. (the “Company”) entered into a loan and security agreement (the “Loan Agreement”) with Lumificient Corporation (“Lumificient”), Lighting Integration Technologies, LLC (“LIT”), Seesmart Technologies, LLC (“Seesmart Tech”), Relume Technologies, Inc. (“Relume”), Tri-State LED DE, LLC (“Tri-State”) and Value Lighting, LLC (“Value Lighting”, and together with Revolution, Lumificient, LIT, Seesmart Tech, Relume and Tri-State, the “Borrowers”), the Guarantors party thereto, and Bank of America, N.A. (the “Bank”).

The obligations of the Borrowers under the Loan Agreement are guaranteed by the Company and the Guarantors pursuant to a guaranty in favor of the Bank (the “Guaranty”) and are secured by substantially all of the assets, whether presently owned or acquired in the future, of the Borrowers and the Guarantors pursuant to the Pledge Agreement, dated as of August 20, 2014, among the Company as Borrower Agent, the Borrowers, the Guarantors and the Bank (the “Pledge Agreement”).

Pursuant to the Loan Agreement, the Borrowers may borrow an aggregate amount up to $25 million from time to time, as long as the aggregate amount of outstanding loans under the Loan Agreement plus the aggregate stated amount of outstanding letters of credit does not exceed the Borrowing Base, as defined in the Loan Agreement, which is determined based on specified percentages of eligible accounts receivable and inventory. The amounts borrowed under the Loan Agreement may be repaid and borrowed at any time without penalty or premium prior to August 20, 2017 (unless earlier terminated pursuant to the Loan Agreement), at which time all advances under the Loan Agreement shall be immediately due and payable in full. Borrowings made under the Loan Agreement bear interest, at the election of the Company from time to time, at LIBOR plus the respective Applicable Margin or the Base Rate plus the respective Applicable Margin, as such terms are defined in the Loan Agreement.

The obligations of the Borrowers under the Loan Agreement may be accelerated, and the Guarantors may become obligated under the Guaranty, upon the occurrence of an event of default under the Loan Agreement. The Loan Agreement contains customary events of default, which include, among others, (i) nonpayment; (ii) breach of representations, covenants or other agreements in the Loan Documents (as defined in the Loan Agreement); (iii), payment default or acceleration of other indebtedness; (iv) unsatisfied judgments or orders; and (v) certain events of bankruptcy or insolvency. Upon an event of default, the interest rate increases to 2% plus the interest rate otherwise applicable.

The Loan Agreement contains covenants applicable to the Borrowers, the Guarantors and their subsidiaries, which limit the ability of the Borrowers and the Guarantors to, among other things, (i) create, incur, guarantee or suffer to exist any indebtedness; (ii) create or suffer any lien upon any property; (iii) declare or make distributions to equity holders or create any restriction on the ability of a subsidiary to make a distribution to a Borrower or Guarantor; (iv) make investments; (v) sell, lease, license, consign or otherwise dispose of any property; (vi) make loans or other advances of money to any person; (vii) make payments on certain indebtedness; and (viii) enter into transactions with affiliates. In addition, the Loan Agreement includes a financial covenant that, on a consolidated basis, requires the Company to maintain, for the most recent twelve fiscal months, a ratio of (i) EBITDA minus Capital Expenditures (as defined in the Loan Agreement) and cash taxes paid to (ii) Fixed Charges (as defined in the Loan Agreement), of not less than 1.1 to 1.0.

The foregoing is a summary of the material terms of the Loan Agreement, the Guaranty and the Pledge Agreement. Investors are encouraged to review the entire text of the Loan Agreement, the Guaranty and the Pledge Agreement, copies of which are filed as Exhibit 10.1, Exhibit 10.2 and Exhibit 10.3, respectively, to this report and incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure under Item 1.01 is incorporated by reference in its entirety in this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Loan and Security Agreement, dated as of August 20, 2014, among Revolution Lighting Technologies, Inc., Lumificient Corporation, Lighting Integration Technologies, LLC, Seesmart Technologies, LLC, Relume Technologies, Inc., Tri-State LED DE, LLC, Value Lighting, LLC, the Guarantors party thereto and Bank of America, N.A.

10.2	Guaranty, dated as of August 20, 2014, by each of Revolution Lighting Technologies, Inc., Lumificient Corporation, Lighting Integration Technologies, LLC, Seesmart Technologies, LLC, Relume Technologies, Inc., Tri-State LED DE, LLC, Value Lighting, LLC, Seesmart, Inc., Envirolight LED, LLC, Sentinel System, LLC and Value Lighting of Houston, LLC, in favor of Bank of America, N.A. and the Secured Parties.

10.3	Pledge Agreement, dated as of August 20, 2014, by and among Revolution Lighting Technologies, Inc., the Borrowers listed on Schedule I thereto, the Guarantors listed on Schedule II thereto and Bank of America, N.A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

August 26, 2014	REVOLUTION LIGHTING TECHNOLOGIES, INC.

/s/ Charles J. Schafer
	Name:	Charles J. Schafer
	Title:	President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Loan and Security Agreement, dated as of August 20, 2014, among Revolution Lighting Technologies, Inc., Lumificient Corporation, Lighting Integration Technologies, LLC, Seesmart Technologies, LLC, Relume Technologies, Inc., Tri-State LED DE, LLC, Value Lighting, LLC, the Guarantors party thereto and Bank of America, N.A.

10.2	Guaranty, dated as of August 20, 2014, by each of Revolution Lighting Technologies, Inc., Lumificient Corporation, Lighting Integration Technologies, LLC, Seesmart Technologies, LLC, Relume Technologies, Inc., Tri-State LED DE, LLC, Value Lighting, LLC, Seesmart, Inc., Envirolight LED, LLC, Sentinel System, LLC and Value Lighting of Houston, LLC, in favor of Bank of America, N.A. and the Secured Parties.

10.3	Pledge Agreement, dated as of August 20, 2014, by and among Revolution Lighting Technologies, Inc., the Borrowers listed on Schedule I thereto, the Guarantors listed on Schedule II thereto and Bank of America, N.A.